Exhibit 10.1

Confidential

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 12, 2018 by and among TheMaven, Inc., a Delaware corporation (“TheMaven”), SM Acquisition Co., Inc., a Delaware corporation and a wholly-owned subsidiary of TheMaven (“MergerSub”), Say Media, Inc., a Delaware corporation (the “Company”), and, solely with respect to Section 7 (to the extent set forth therein), Matt Sanchez as the Securityholder Representative (in his capacity as such, the “Securityholder Representative”). TheMaven, MergerSub and the Company are each, individually, a “Party” or, collectively, the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto and incorporated herein by reference.

Recitals

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which TheMaven shall combine with the Company pursuant to a merger (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement whereby MergerSub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of TheMaven (the “Surviving Corporation”);

WHEREAS, each of the respective Boards of Directors of TheMaven, MergerSub and the Company has approved such Party’s entry into this Agreement;

WHEREAS, it is intended that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, and this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Section 354(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as of the Closing, this Agreement and the Merger will have been approved by the stockholders of MergerSub and the Company, as required pursuant to the requirements of the DGCL and the California Corporations Code (the “CCC”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Agreement

1.	Description of Merger.

1.1         Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), MergerSub shall be merged with and into the Company, and the separate existence of MergerSub shall cease. Following the Effective Time, the Company will continue as the Surviving Corporation and shall be a wholly-owned subsidiary of TheMaven. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

1.2         Corporate Structure of the Surviving Corporation; Election of Officers and Directors. Unless otherwise mutually determined by TheMaven, MergerSub and the Company prior to the Effective Time: (i) the certificate of incorporation of MergerSub immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation upon and after the Effective Time; and (ii) the bylaws of MergerSub immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation upon and after the Effective Time. Unless otherwise mutually determined by TheMaven, MergerSub and the Company prior to the Effective Time: the directors of MergerSub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.

1.3         Consideration.

(a)          Aggregate consideration (collectively, the “Total Consideration”) shall be payable by TheMaven in connection with the Merger as follows:

(i)          on the Closing Date:

(1)         TheMaven shall pay or cause to be paid, by wire transfer of immediately available funds, an aggregate amount of cash equal to Six Million Nine Hundred Fifty-Three Thousand Six Hundred and Fifty-Three Dollars ($6,953,653) (the “Pay-off Amount”) as follows: (i) subject to the delivery by Say What of a Pay-Off Letter, to Say What, an amount in cash equal to Six Million Seven Hundred Three Thousand Six Hundred and Fifty-Three Dollars ($6,703,653) in full repayment of the indebtedness for borrowed money of the Company in favor of Say What; and (ii) to each employee of the Company that is a recipient of a transaction bonus payable in connection with the transactions contemplated by this Agreement, the amount of such transaction bonus set forth on Schedule 1.3(a)(i), in each case of clauses (i)-(ii), in the amounts and to the persons as set forth on the Spreadsheet;

(2)         Subject to Section 1.4(b)(i), TheMaven shall issue to the holders of Company Preferred Stock outstanding as of immediately prior to the Effective Time, an aggregate number of shares of TheMaven Common Stock equal to 5,500,000 (collectively, the “Closing Shares”); and

(3)         TheMaven shall pay to the Company’s legal advisors, on behalf of the Company, the aggregate amount of the Company’s legal fees and expenses that remains outstanding and unpaid as of the Closing Date (the “Legal Fees Reimbursement”).

(b)          TheMaven’s obligation to deliver any Closing Shares and Continuing Employee Service Awards to be issued pursuant to Sections 1.3(a) and Section 6.13, respectively, shall be satisfied by providing to each recipient thereof, as and when such shares of TheMaven Common Stock are issuable hereunder, a book entry notice representing that number of shares of TheMaven Common Stock to which such recipient is entitled. Any fractional shares of TheMaven Common Stock that any holder of Company Preferred Stock and/or any Continuing Service Provider (including any Key Personnel) would otherwise be entitled to receive hereunder will be rounded up or down to the nearest whole number.

(c)          The Parties agree to treat any subsequent adjustments to consideration payable pursuant to this Agreement (including amounts paid pursuant to Section 6.13 or any indemnification payments made pursuant to Section 5) as adjustments to the initial consideration payable pursuant to this Agreement for all Tax purposes to the maximum extent permitted by applicable law.

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(d)          The Closing Shares to be issued pursuant to Section 1.3(a)(i)(3) and the Continuing Employee Service Awards to be issued pursuant to Section 6.13, in each case, shall not have been registered and shall be characterized as “restricted securities” under the Federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances and in strict compliance with such laws. Each certificate evidencing any such shares shall bear, and each book entry notice in respect of any such shares shall reference, the following legend:

“THE SECURITIES [REFERENCED HEREIN][REPRESENTED BY THIS CERTIFICATE] HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY OR OF THE COMPANY’S LEGAL COUNSEL, IN EACH CASE, TO THE EFFECT THAT THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES [REFERENCED HEREIN][REPRESENTED BY THIS CERTIFICATE] IS SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHT OF FIRST REFUSAL AND A CALL OPTION, IN EACH CASE, THAT EXPIRES ON [DATE], PURSUANT TO THE TERMS OF A CERTAIN MERGER AGREEMENT BY AND AMONG, AMONG OTHER PARTIES, THE COMPANY AND SAY MEDIA, INC., A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE Company at no charge.”

1.4         Effect of the Merger on Capital Stock of Constituent Corporations.

(a)          MergerSub Capital Stock. At the Effective Time, by virtue of the Merger and without further action on the part of TheMaven, MergerSub, the Company or any other Person, each share of capital stock of MergerSub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of MergerSub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of MergerSub capital stock will evidence ownership of such shares of Company Common Stock.

(b)          Company Capital Stock, Company Options and Company Warrants. At the Effective Time and without any further action on the part of TheMaven, MergerSub, the Company or any other Person:

(i)          Each share of Company Preferred Stock outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, subject to the delivery of a Lock-Up/Release Agreement by the holder of such share of Company Preferred Stock, a number of shares of TheMaven Common Stock equal to the Preferred Stock Per Share Amount; provided, however, that no distribution of any portion of the Closing Shares, fifteen percent (15%) of which shall be deemed to be Indemnification Shares, shall be made to a holder of Company Preferred Stock unless such Person is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

(ii)         Each share of Company Common Stock outstanding as of immediately prior to the Effective Time shall be cancelled in its entirety for no consideration.

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(iii)        Each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled in its entirety for no consideration.

(iv)        Each Company Warrant outstanding as of immediately prior to the Effective Time shall be cancelled in its entirety for no consideration.

(c)          Notwithstanding the foregoing, no consideration shall be payable pursuant to Section 1.4(b) at or after the Effective Time with respect to any Dissenting Shares (as defined in Section 1.7 below) or any shares of capital stock of the Company with respect to which dissenters’ rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with Section 262 of the DGCL or Chapter 13 of the CCC, as applicable. In the case of any shares with respect to which dissenters’ rights have not terminated as of the Effective Time, if such shares of capital stock of the Company become Dissenting Shares, payment shall be made in accordance with Section 262 of the DGCL or Chapter 13 of the CCC, as applicable, and if, instead, the dissenters’ rights with respect to such shares of the Company Common Stock irrevocably terminate after the Effective Time, such shares shall be entitled only to receive the applicable consideration pursuant to Section 1.4(b) upon delivery of a completed and executed letter of transmittal.

1.5         Closing of the Company’s Transfer Books. At the Effective Time, each of the holders of capital stock of the Company shall cease to have any rights as a stockholder of the Company (except as set forth in this Agreement with respect to the applicable consideration pursuant to Section 1.4(b)), and the stock transfer books of the Company shall be closed with respect to all shares of capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time.

1.6         Delivery of Letters of Transmittal; Delivery of Applicable Consideration; Legends. At and after the Closing, upon delivery by a holder of Company Preferred Stock to TheMaven of a completed and executed letter of transmittal in the form attached hereto as Exhibit B effecting the surrender of shares of Company Preferred Stock in exchange for the Preferred Stock Per Share Amount in respect of each such share, TheMaven shall issue or cause to be issued to such holder in exchange therefor the aggregate Preferred Stock Per Share Amount payable in respect of such shares of Company Preferred Stock.

1.7         Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company held by a holder who, pursuant to Section 262 of the DGCL or Chapter 13 of the CCC or any successor provisions, that has the right to dissent to the Merger and demand payment for such shares, and who properly dissents and demands payment for the fair value of such shares of capital stock of the Company (“Dissenting Shares”) in accordance with the DGCL or the CCC, as applicable, shall not be converted into the right to receive the applicable consideration pursuant to Section 1.4(b), unless such holder withdraws, fails to perfect or otherwise loses such holder’s right to such payment, if any. If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder’s Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the applicable consideration pursuant to Section 1.4(b) in accordance with this Agreement, if any. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL or Chapter 13 of the CCC or any successor provisions and as provided in the immediately preceding sentence. The Company shall give prompt notice to TheMaven of any demands received by the Company for appraisal of shares of capital stock of the Company and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the DGCL or the CCC, as applicable, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless TheMaven shall have consented in writing to such payment or settlement offer.

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1.8         Further Action. If, at any time after the Closing Date, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the transactions contemplated by this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of the Company or otherwise) to take such action.

2.	Conditions to Closing; Closing Deliverables.

2.1         Closing. Unless this Agreement is earlier terminated in accordance with Section 8.1, the consummation of the Merger (the “Closing”) shall take place within three (3) Business Days following the satisfaction or waiver of all closing conditions set forth in Sections 2.2, 2.3 and 2.4 (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or some other date as mutually agreed to by the Parties (the date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”) at the offices of Golenbock Eiseman Assor Bell & Peskoe LLP, 711 Third Avenue, New York, New York 10017, or at such other location as the Parties hereto agree in writing, or held remotely by electronic, facsimile and courier delivery. Contemporaneously with the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) shall be filed with the office of the Secretary of State of the State of Delaware. The Merger shall become effective only upon the acceptance of the Certificate of Merger by the Secretary of State of Delaware (the time of such filing and acceptance, the “Effective Time”).

2.2         Conditions to each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following condition unless any such condition is waived, in writing, by the Party relying on such condition:

(a)          The Requisite Stockholder Approval shall have been obtained in accordance with the corporate laws of the State of Delaware, the State of California and the Company Documents as currently in effect.

2.3         Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by the Company:

(a)          No proceeding in which TheMaven or MergerSub shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against TheMaven or MergerSub under any United States or state bankruptcy or insolvency law;

(b)          Each of TheMaven and MergerSub shall have performed or complied with in all material respects their respective agreements and covenants required to be performed or complied with under this Agreement prior to the Closing;

(c)          The representations and warranties of TheMaven and MergerSub set forth in Section 4 shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date;

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(d)          The Company shall have received from the Chief Executive Officer of TheMaven a certificate certifying that the conditions set forth in Sections 2.3(a), 2.3(b) and 2.3(c) have been satisfied;

(e)          The Company shall have received from the Chief Executive Officer of MergerSub a certificate certifying that the conditions set forth in Sections 2.3(a), 2.3(b) and 2.3(c) have been satisfied;

(f)           TheMaven and MergerSub shall have delivered (i) all of TheMaven and MergerSub deliverables set forth in Section 2.6 and (ii) all other documents required to be delivered by TheMaven and MergerSub on or before the Closing Date; and

(g)          No Material Adverse Effect shall have occurred or be occurring with respect to TheMaven that continues to constitute a Material Adverse Effect as of the Closing Date.

(h)          TheMaven shall have implemented the Governance Plan and Operational Restrictions.

2.4         Conditions to Obligations of TheMaven and MergerSub. The obligation of each of TheMaven and MergerSub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by TheMaven:

(a)          The Company shall have obtained all of the Consents set forth on Schedule 2.4(a);

(b)          The Company shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement prior to the Closing;

(c)          TheMaven shall have received from the Secretary of the Company a certificate (i) certifying the Company’s certificate of incorporation, (ii) certifying the bylaws of the Company, and (iii) certifying the resolutions of the Board of Directors and stockholders of the Company authorizing this Agreement and the transactions contemplated by this Agreement;

(d)          The Company shall have delivered to TheMaven pay-off letters from each holder of indebtedness of the Company including Say What (each a “Pay-Off Letter”); provided, however, that the Company will not be required to deliver any new Pay-Off Letter, other than from Say What, to the extent such Pay-Off Letter is already in existence and applicable to the transactions contemplated by this Agreement;

(e)          The Company shall have delivered all of the Company’s deliverables set forth in Section 2.5;

(f)           Each of XXXXX shall have agreed to continue their employment as an employee of TheMaven or the Surviving Corporation with no less than substantially the same salary and benefits as under their current employment with the Company;

(g)          Each of XXXXX shall have agreed to enter into a non-competition and non-solicitation agreement applicable to the two (2) year period following the Closing Date;

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(h)          TheMaven shall have received from the Company the Continuing Employee Service Awards Allocation Schedule, materially consistent with the version last delivered by the Company to TheMaven prior to the date hereof; and

(i)           (x) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.14, 3.21 and 3.23 shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and all other representations and warranties of the Company set forth in Section 3 shall be true and correct in all material respects as of August 24, 2018, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and (y) TheMaven shall have received from the Chief Executive Officer of the Company a certificate certifying that the condition set forth in the foregoing clause (x) has been satisfied.

(j)           TheMaven shall have received executed Lock-Up/Release Agreements from a number of Participating Stockholders holding no less than 70% of the issued and outstanding Company Preferred Stock.

(k)          No Material Adverse Effect shall have occurred or be occurring with respect to the Company that continues to constitute a Material Adverse Effect as of the Closing Date.

2.5         The Company’s Closing Deliveries. At the Closing, the Company shall deliver to MergerSub the following:

(a)          all such certificates, instruments, agreements and other documents described or otherwise referred to in Section 2.4.

2.6         TheMaven and MergerSub Closing Deliveries. At the Closing, TheMaven and MergerSub shall deliver the following:

(a)          to XXXXX, the Mutual Non-Disparagement Agreement, duly executed by XXXXX;

(b)          the Pay-off Amount on the terms set forth in Section 1.3(a)(i)(1);

(c)          to each Participating Stockholder, the Closing Shares issuable to such Participating Stockholder on the terms and subject to the conditions set forth in Section 1.3(a).

(d)          to each Continuing Service Provider, the number of Continuing Employee Service Awards set forth opposite such Continuing Service Provider’s name on the Continuing Employee Service Awards Allocation Schedule;

(e)          to the Company’s legal advisors, on behalf of the Company, the Legal Fees Reimbursement, if any;

(f)          to holders of Company Preferred Stock, Lock-Up/Release Agreements with respect to the Closing Shares, duly executed by TheMaven;

(g)          (x) to the Company, the Sallyport Consent and (y) solely if the Sallyport Consent consists of a pay-off letter with respect to the payment and satisfaction in full by TheMaven of the obligations of the Company under the Sallyport Facility at or prior to the Closing, to Sallyport, the amount necessary to pay and satisfy in full the obligations of the Company under the Sallyport Facility pursuant to such pay-off letter; and

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(h)          all such other certificates, instruments, agreements and other documents described or otherwise referred to in Section 2.2 and Section 2.3 hereof.

3.	Representations and Warranties of the Company.

Except as set forth on the Company Disclosure Schedule, the Company hereby represents, warrants and covenants, to and for the benefit of MergerSub and TheMaven, in each case (except with respect to Sections 3.1, 3.2, 3.14 3.21, and 3.23, which shall be as of the date of this Agreement), as of (x) August 4, 2018 and (y) August 24, 2018 (provided, however, that, for purposes of this clause (y), such representations, warranties and covenants are made solely in all material respects as of such date), as follows:

3.1         Due Organization; Etc.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

(b)          Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, the Company, together with its predecessors, has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Say Media, Inc.”

(c)          As of August 4, 2018, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor Say Canada is required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions set forth in Schedule 3.1(c) of the Company Disclosure Schedule. Except as Schedule 3.1(c) of the Company Disclosure Schedule, the Company Group does not own any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. None of the Company or, to the Knowledge of the Company, any of the stockholders of the Company has ever approved, or commenced any Legal Proceeding or made any election, in either case, contemplating the dissolution or liquidation of the Company’s business or affairs.

3.2         Subsidiaries. Set forth on Schedule 3.2 of the Company Disclosure Schedule is a list of each Subsidiary of the Company, including, with respect to each such Subsidiary, its jurisdiction of organization. Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which it is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company owns all of the equity interests in each Subsidiary of the Company, free and clear of all Encumbrances other than Permitted Encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue or sell any equity interests, or any other interest, in any such Subsidiary.

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3.3         The Company Financial Statements. The Company’s (i) audited financial statements for the years ended December 31, 2017 and 2016 (the “Audited Financial Statements”) and (ii) the Stub Period Financial Statements (collectively with the Audited Financial Statements, the “Company Financial Statements”), in each case of (i) and (ii), if and when delivered pursuant to Section 6.10, will be complete and correct in all material respects, will be consistent with the books and records of the Company Group, will present fairly in all material respects the assets, liabilities, financial condition and results of operations of the Company Group, as at the dates and for the periods indicated therein, will have been prepared in accordance with GAAP (in the case of the Stub Period Financial Statements, subject to normal and recurring year-end adjustments, the effect of which would not be expected to have a Materially Adverse Effect, and the absence of notes) and will have been prepared in good faith by the Company’s management from the books and records of the Company Group. The books and records of the Company Group used in the preparation of the Company Financial Statements are true and complete and all books and records of the Company Group have been, and are being, maintained in all material respects in accordance with applicable Legal Requirements and accounting requirements and the Company Financial Statements are consistent with such books and records.

3.4           Equipment; Leasehold.

(a)          Schedule 3.4(a) of the Company Disclosure Schedule sets forth a true and complete list of all inventory, machinery, equipment, furniture, office equipment, supplies, materials, vehicles and other material items of tangible personal property of every kind owned by the Company Group and used in connection with its business having a net book value in excess of $1,000 (the “Company Personal Property”). The Company Group has good and marketable title to the Company Personal Property, and the Company Personal Property is owned free and clear of all Encumbrances except (i) as reflected in the Company Financial Statements, (ii) Encumbrances for any Tax not yet due and payable, (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby, (iv) Encumbrances arising in connection with any Specified Continuing Liabilities (clauses (ii)-(iv), collectively, “Permitted Encumbrances”) and (v) Encumbrances that will be released and, as appropriate, removed of record, at or prior to the Closing. All of the Company Personal Property and other tangible assets owned by or leased to the Company Group are adequate for the conduct of the Company Group’s business in the manner in which such business is currently being conducted.

(b)          The Company Group does not own any real property or interests in real property.

(c)          Schedule 3.4(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property or interests in real property leased by the Company Group (the “Company Real Property”). The Company has delivered to TheMaven accurate and complete copies of all leases and agreements, in each case, to which the Company Group is a party, pertaining to the Company Real Property.

3.5         Intellectual Property.

(a)          Schedule 3.5(a) of the Company Disclosure Schedule accurately identifies: (i) each Intellectual Property Registration in which the Company Group has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such Intellectual Property Registration has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such Intellectual Property Registration and the nature of such ownership interest.

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(b)          Schedule 3.5(b) of the Company Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights licensed to the Company Group (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, software license or is generally publicly available on standard terms for less than $10,000 (“de minimis IP”)); and (ii) the corresponding the Company Contract pursuant to which such Intellectual Property Rights are licensed to the Company Group. The aggregate amount of licensing fees associated with the Company Group’s de minimis IP does not exceed $250,000 on an annual basis.

(c)          Schedule 3.5(c) of the Company Disclosure Schedule accurately identifies each Company Contract or the form thereof pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Intellectual Property Rights.

(d)          To the Company’s Knowledge, the operation of its business as it has been or is currently conducted by the Company Group, has not or does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company Group has not received written notice from any Person claiming that the Company Group’s business conflicts with, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). To the Company’s Knowledge, no Person is infringing or misappropriating any of the Company Group’s Intellectual Property Rights.

(e)          the Company Group exclusively owns all right, title and interest in and to all rights in or associated with the following throughout, or anywhere in, the world: (a) trademarks, (b) copyrights, (c) trade secrets, (d) to the Company’s Knowledge, patents, and (e) any equivalent right to any of the foregoing that are owned or purported to be owned by the Company Group, free and clear of any Encumbrances (other than non-exclusive outbound licenses granted in the ordinary course of business).

(f)           To the extent that any tangible or intangible Intellectual Property Rights that are material to the Company Group’s business have been developed, supported or created independently or jointly by any Person other than the Company Group, the Company Group has a written agreement with such person with respect thereto, and the Company Group thereby has obtained a valid and enforceable assignment sufficient to transfer all right, title and ownership (including the right to seek past and future damages) of, and is the exclusive owner of, all such Intellectual Property Rights therein by operation of law or by valid assignment, and has obtained the waiver of all non-assignable rights, including all moral rights.

(g)          The Company has no Knowledge of any facts or circumstances that it believes would render any of its Intellectual Property Rights invalid or unenforceable. The Company Group has not received written notice of any official actions or other notices from any Governmental Body that any of the subject matters or claims of pending applications for registration constituting any of the Company Group’s Intellectual Property Rights are unregistrable. To the Company’s Knowledge none if its Intellectual Property Rights is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any material manner the Company Group’s ability to use, provide, transfer, assign or license, or may affect the validity, use or enforceability of, such Intellectual Property Rights.

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(h)          To the Company’s Knowledge, the Company Group’s data, privacy and security practices conform in all material respects to all of the Privacy Commitments (as defined below) and each law applicable to the protection or processing or both of the name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural person (“Personal Data”), including laws applicable direct marketing, e-mails, text messages or telemarketing. the Company Group: (A) provides adequate notice and obtains any necessary consents from data subjects required for the processing of Personal Data as conducted by or for the Company Group; and (B) abides by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data (such obligations along with the obligations contained in the Company Group’s data privacy and security policies, or published on the Company Group’s websites or otherwise made available by the Company Group to any Person (“Privacy Commitments”).

3.6         Contracts.

(a)          Schedule 3.6(a) of the Company Disclosure Schedule identifies each of the following Contracts (together with all of the leases listed in Schedule 3.4(c) of the Company Disclosure Schedule, collectively, the “Material the Company Contracts”) and, except to the extent such terms may constitute salary history information, including compensation and benefits, provides an accurate description of the terms of each such Material the Company Contract that is not in written form:

(i)          each Contract involving aggregate consideration in excess of $10,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company Group without penalty or without more than one hundred and eighty (180) days’ notice;

(ii)         all Contracts that relate to the sale of any of the Company Group’s assets, other than in the ordinary course of business, for consideration in excess of $10,000;

(iii)        all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise;

(iv)        all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company Group, in each case having an outstanding principal amount in excess of $10,000;

(v)         all Contracts with the Company Group’s employees and independent contractors or consultants (or similar arrangements);

(vi)        all Contracts that limit or purport to limit the ability of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)       any Contracts that provide for any joint venture, partnership or similar arrangement by the Company Group;

(viii)      other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $1,000 or less for a single user or workstation, all licenses, sublicenses and other Contracts pursuant to which the Company Group acquired or is authorized to use any Intellectual Property Rights of any Person used in the development, marketing or licensing of each product or service owned, made, marketed, developed, distributed, made available, or sold by or on behalf of the Company Group;

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(ix)         other than non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice, any license, sublicense or other Contract to which the Company Group is a party and pursuant to which any other Person is authorized to use any of its Intellectual Property Rights; and

(x)          any license, sublicense or other Contract pursuant to which the Company Group has agreed to any restriction on the right of the Company Group to use or enforce any of its Intellectual Property Rights or pursuant to which the Company Group agrees to encumber, transfer or sell rights in or with respect to any of its Intellectual Property Rights.

(b)          The Company has delivered to TheMaven accurate and complete copies of all written Material the Company Contracts, except with respect to any terms of a Material the Company Contract that may constitute salary history information, including compensation and benefits. Each Material the Company Contract is valid, binding and enforceable by the Company Group in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity. the Company Group is not in violation or breach of, or default under, any Material the Company Contract, except for such breaches or defaults that would not have a Material Adverse Effect on the Company, and, to the Company’s Knowledge, no other Person is in violation or breach of, or default under, any Material the Company Contract except for such breaches or defaults that would not have a Material Adverse Effect on the Company.

(c)          Schedule 3.6(c) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Material Contract to consummate the transactions contemplated by this Agreement.

3.7         Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon any arrangements or agreements made by or on behalf of the Company Group.

3.8         Compliance with Legal Requirements. The Company Group is, and has at all times been, in compliance with all applicable Legal Requirements, except to the extent that failure to comply would not be likely to have a Material Adverse Effect on the Company. The Company Group has never received any written notice or other written communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. The Company Group has obtained all material permits, certificates and licenses, in each case, required by any Legal Requirement for the conduct of its business as currently conducted and the ownership of its assets. the Company Group is not in violation of any such permit, certificate or license, and no Legal Proceedings are pending or, to the Knowledge of the Company, threatened to revoke or limit any such permit, certificate or license. None of the representations and warranties contained in this Section 3.8 shall be deemed to relate to Taxes (which shall be governed by Section 3.12), employee and labor matters (which shall be governed by Section 3.13) or environmental protection matters (which shall be governed by Section 3.16).

3.9         Litigation. There are no actions by or against the Company Group to which the Company Group is a party pending before any Governmental Body (or, to the Company’s Knowledge, threatened to be brought by or before any Governmental Body). Neither the Company Group nor any of its assets or properties is subject to any governmental order (nor, to the Company’s Knowledge, are there any such governmental orders threatened to be imposed by any Governmental Body) which has or has had a Material Adverse Effect on the Company or could affect the legality, validity or enforceability of this Agreement, or the consummation of the transactions contemplated by this Agreement.

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3.10       Absence of Undisclosed Liabilities. There are no liabilities of the Company Group other than liabilities (i) reflected or reserved against in the Company Financial Statements (in each case, if and when delivered pursuant to Section 6.10), (ii) incurred since December 31, 2017 in the ordinary course of business, consistent with past practice, of the Company Group and which do not and could not reasonably be expected to have a Material Adverse Effect on the Company or (iii) as contemplated by this Agreement, including the third party expenses incurred in connection with the transactions contemplated by this Agreement. If and when delivered pursuant to Section 6.10, the reserves reflected in the Company Financial Statements against liabilities of the Company Group, in each case, will have been established on a basis consistent with the past practices of the Company Group.

3.11       Absence of Certain Changes. Except as set forth on Schedule 3.11 of the Company Disclosure Schedule and other than in connection with the Merger and the transactions contemplated by this Agreement, since December 31, 2017, the Company has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in a Material Adverse Effect with respect to the Company.

3.12       Taxes. (i) All Tax Returns required to be filed by or with respect to the Company Group have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise were due and owing in respect of the Company Group have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Body to the Company Group; (v) there are no pending or, to the Company’s Knowledge, threatened actions for the assessment or collection of Taxes by a Governmental Body against the Company Group; (x) the Company Group has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable law; and (xi) the Company Group has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

3.13       Employee and Labor Matters.

(a)          The Company Group has provided to TheMaven a complete and accurate list of the following information as of the date of this Agreement for each employee: job title; date of hire and effective service date; and employment status (i.e., active or on leave or disability and full-time or part-time). The aggregate amounts of all salaries, wages and bonuses earned by such employees during the 2016 and 2017 fiscal years are respectively set forth on Schedule 3.13(a) of the Company Disclosure Schedule, and, to the Company’s Knowledge, the aggregate amount of all salaries and wages reasonably expected to be earned by such employees during the 2018 fiscal year, on an annualized basis as of August 4, 2018 and assuming no changes to such salaries and wages following August 4, 2018, will not exceed the amount earned during the 2017 fiscal year by more than ten percent (10%).

(b)          Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, (i) the Company Group has compensated all individuals for, or otherwise cancelled or satisfied all of its obligations with respect to, all accrued vacation, deferred compensation and other similar benefits through December 31, 2017 and (ii) since January 1, 2018, the Company Group has not increased the salary or benefits level of any of its employees.

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(c)          Each employee health, welfare, medical, dental, pension, retirement, profit sharing, incentive compensation, deferred compensation, equity compensation, savings, material fringe-benefit, paid time off, severance, life insurance and disability plan, program, agreement or arrangement (whether written or oral), including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is sponsored, maintained or contributed to by the Company Group for its employees, other than plans established pursuant to statute, is listed on Schedule 3.13(c) of the Company Disclosure Schedule (the “Employee Plans”). With respect to the Employee Plans, the Company has provided TheMaven with a copy of the Employee Plans and where the Employee Plan has been reduced to writing, a summary plan description of such Employee Plan.

(d)          No asset of the Company Group is subject to any Encumbrance under ERISA associated with any Employee Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by the Company Group or any ERISA Affiliate for which MergerSub or TheMaven could be liable as a result of the transactions contemplated by this Agreement.

(e)          Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, is so qualified and is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service as to its qualified status under the Code or an application for such letter was timely filed within the applicable remedial amendment period and is pending, and, to the Company’s Knowledge, no circumstances have occurred that would reasonably be expected to adversely affect the tax qualified status of any such Employee Plan.

(f)           The Company Group has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601-608 of ERISA applicable to any Employee Plan that is a “group health plan” (within the meaning of Section 607(1) of ERISA).

3.14       Authority; Binding Nature of Agreement. The Company Group has all necessary corporate power and authority to enter into and, subject to receipt of the Requisite Stockholder Approval, to perform its obligations under this Agreement, and, other than the Requisite Stockholder Approval, the execution, delivery and performance by the Company Group of this Agreement have been duly authorized by all necessary action on the part of the Company, its Board of Directors and its stockholders. Assuming due authorization, execution, and delivery by TheMaven and MergerSub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

3.15       Non-Contravention. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, in each case, by the Company Group, will (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Company Documents or the organizational documents of Say Canada; (ii) to the Company’s Knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which the Company Group, or any of the assets owned, used or controlled by the Company Group, is subject; or (iii) except as set forth on Schedule 3.15 of the Company Disclosure Schedule, result in a violation or breach of, or result in a default under, with or without notice or lapse of time, any provision of any Material the Company Contract (any Consent required to avoid such violation, breach or default contemplated by this clause (iii), subject to the following exception, a “Third Party Consent”), except in each case of (ii) and (iii) as would not reasonably be expected to be individually or in the aggregate, material to the Company or delay or impair the Company’s ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

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3.16       Environmental Protection. To the Knowledge of the Company, no substances that are defined by Legal Requirements concerning the environment as toxic materials, hazardous wastes or hazardous substances (including without limitation any asbestos, oils, petroleum-derived compound or pesticides) (collectively, “Hazardous Materials”) are or have been located in or on the Company Real Property. To the Knowledge of the Company, the Company Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and the Company Group has not used, or provided permission to others to use, the Company Real Property for the storage, manufacture or disposal of Hazardous Materials. Specifically, but without limitation, to the Knowledge of the Company, there are and have been no storage tanks located on the Company Real Property. To the Knowledge of the Company, no Hazardous Materials have been transported off site from the Company Real Property.

3.17       Insurance. The Company has provided TheMaven with a brief description of all insurance policies maintained by the Company Group with respect to its business, its assets, the Company Personal Property and the Company Real Property. Such policies are valid, binding and enforceable in accordance with their respective terms, are in full force and effect, in each case, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity, and all premiums due and payable thereon have been paid (or if installment payments are due, will have been paid if due and payable prior to the Closing Date).

3.18       Related Party Transactions. Except as set forth on Schedule 3.18 of the Company Disclosure Schedule, the Company Contracts do not include any agreement with or any other commitment to (a) any officer or director of the Company; (b) to the Knowledge of the Company, any individual related by blood or marriage to any such officer or director (each, a “Related Person”); (c) to the Knowledge of the Company, any Entity in which the Company Group or any such officer, director or Related Person has an equity or participating interest or (d) any other Affiliate of the Company Group.

3.19       Officer and Director Information. No officer or director of the Company Group has committed any of the “bad acts” set forth in Rule 506(d)(1) of Regulation D promulgated under the Securities Act. Furthermore, during the past ten (10) years, neither the Company Group, nor any of its officers or directors has been the subject of:

(a)          a petition under the Federal bankruptcy laws or any other insolvency or moratorium law or a petition seeking to appoint a receiver, fiscal agent or similar officer for the business or property of the Company Group or such person, or any partnership in which the Company Group or any such person was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which any such person was an executive officer at or within two years before the time of such filing;

(b)          a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence of an intoxicating substance);

(c)          any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining the Company Group or any such person from, or otherwise limiting, the following activities:

(i)          acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

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(ii)         engaging in any type of business practice; or

(iii)        engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

(d)          any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of the Company Group or any such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

(e)          a finding by a court of competent jurisdiction in a civil action or by the Commission to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

(f)           a finding by a court of competent jurisdiction in a civil action or by the United States Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

3.20       Privacy and Data Security.

(a)          The Company has a privacy policy regarding the collection, use, and disclosure of personal information in connection with the operation of its business that is in the Company Group’s possession, custody, or control, or otherwise held or processed on its behalf and is and in the past six years has been in compliance in all material respects with its privacy policy. A complete copy of all privacy policies that have been used by the Company Group during the past six years have been provided to TheMaven. The Company Group has during the past six years posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Company Group.

(b)          The Company Group has complied at all times in all material respects with all applicable Federal and state laws, rules and regulations regarding the collection, use, storage, transfer, or disposal of personal information applicable to the business of the Company Group.

(c)          The Company Group is in compliance in all material respects with the terms of all Contracts to which the Company Group is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information).

(d)          No Person (including any Governmental Body) has commenced any action relating to the Company Group’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of the Company Group, or, to the Knowledge of the Company, threatened any such action, or made any complaint, investigation, or inquiry relating to such practices, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

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(e)          The execution, delivery, and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate any applicable law or the privacy policy of the Company Group as it currently exists or as it existed at any time during which any personal information was collected or obtained by or on behalf of the Company Group or other privacy and data security requirements imposed on the Company Group or any party acting on its behalf under any Contracts, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Upon the Closing, the Company will continue to have the right to use such personal information on identical terms and conditions as the Company Group enjoyed immediately prior to the Closing.

(f)           The Company Group has established and implemented policies, programs, and procedures that are commercially reasonable for a company of its size and designed to be in compliance with applicable industry practices/necessary and appropriate to protect the confidentiality, integrity, and security of personal information in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse.

(g)          To the Knowledge of the Company, in the past six years, it has not experienced any material loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in the Company Group’s possession, custody, or control, or otherwise held or processed on its behalf.

3.21       Capitalization, Etc.

(a)          The authorized capital stock of the Company consists of: (i) 190,000,000 shares of the Company Common Stock, of which 23,140,283 shares are outstanding and (ii) 100,000,000 shares of Company Preferred Stock, of which 100,000,000 shares have been designated as Series Alpha Preferred Stock and of which 56,760,766 shares are issued and outstanding. All of the outstanding shares of capital stock the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of the Company and all of the outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable), in each case, granted or issued by the Company, to acquire any shares of capital stock or other securities of the Company have been issued in compliance with all applicable Federal and state securities laws and other applicable Legal Requirements and all requirements set forth in the Company Documents and Material the Company Contracts. No shares of capital stock of the Company are subject to a repurchase option in favor of the Company. Except as set forth on Schedule 3.21(a) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of the Company capital stock or other securities of the Company.

(b)          Except as set forth on Schedule 3.21(b) of the Company Disclosure Schedule, there are no: (i) outstanding subscriptions, options, calls, warrants or rights, in each case, granted or issued by the Company, (whether or not currently exercisable) to acquire any shares of capital stock of the Company or other securities of the Company; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock of the Company or other securities of the Company; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of the Company; (iv) the Company Contracts (other than this Agreement) under which the Company is or may become obligated to sell, transfer, exchange or issue any shares of capital stock of the Company or any other securities of the Company; (v) agreements, voting trusts, proxies or understandings, in each case, except as contemplated hereby and to which the Company is a party, with respect to the voting, or registration under the Securities Act, or any shares of capital stock of the Company; or (vi) to the Knowledge of the Company, conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the Company Common Stock or any shares of the capital stock or other securities of the Company.

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(c)          Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the stock option plans and other stock or equity-related plans of the Company.

3.22       Full Disclosure. No representation or warranty of the Company, nor any statement or certificate furnished or to be furnished to MergerSub or TheMaven, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements made herein and therein not misleading.

3.23       Certificate of Incorporation and Bylaws; Records. The Company has delivered to TheMaven accurate and complete copies of: (i) the certificate of incorporation and bylaws, including all amendments thereto, of the Company; (ii) the stock register of the Company; and (iii) the minute books of the Company (including any actions taken by written consent or otherwise without a meeting) (the items described in the foregoing clauses (i)-(iii) of this Section 3.23 being collectively referred to herein as the “Company Documents”). There have been no formal meetings held of, or material corporate actions taken by, the stockholders of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company that are not fully reflected in the Company Documents. There has not been any violation of any of the Company Documents, and at no time has the Company taken any action that is inconsistent in any material respect with the Company Documents. The books of account, stock register, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices in all material respects.

4.	Representations and Warranties of MergerSub and TheMaven.

MergerSub and TheMaven each hereby represent and warrant to and for the benefit of the Company as follows:

4.1         Due Organization and Authority.

(a)          MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. TheMaven directly owns beneficially and of record all outstanding capital stock and other equity interests of MergerSub, and no other Person holds any capital stock and other equity interests of MergerSub nor has any rights to acquire any interest in MergerSub. The execution and delivery by MergerSub of this Agreement, the performance by MergerSub of its obligations hereunder and the consummation by MergerSub of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of MergerSub. This Agreement has been duly executed and delivered by MergerSub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes legal, valid and binding obligations of MergerSub, enforceable against MergerSub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

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(b)          TheMaven is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by TheMaven of this Agreement, the performance by TheMaven of its obligations hereunder and the consummation by TheMaven of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of TheMaven. This Agreement has been duly executed and delivered by TheMaven, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes legal, valid and binding obligations of TheMaven, enforceable against TheMaven in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

4.2         No Conflict.

(a)          Except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance by MergerSub of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of MergerSub, (ii) conflict with or violate any law or governmental order applicable to MergerSub or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which MergerSub is a party, which would adversely affect the ability of MergerSub to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)          Except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance by TheMaven of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of TheMaven, (ii) conflict with or violate any law or governmental order applicable to TheMaven or (iii) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which TheMaven is a party, which would adversely affect the ability of TheMaven to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

4.3         No Prior Operations. MergerSub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated herein.

4.4         Issuance of Stock. The shares of TheMaven Common Stock to be issued in connection with the transactions contemplated by this Agreement have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances, other than (i) restrictions on transfer as provided by applicable Legal Requirements, (ii) solely with respect to the Continuing Employee Service Awards, (x) the vesting schedule provided under Section 6.13(a) and (y) the repurchase right set forth in Section 6.13(b), and (iii) the lock-up provisions under each Lock-Up/Release Agreement. TheMaven has available for issuance the number of shares of TheMaven Common Stock issuable under this Agreement.

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4.5         Financing. (a) TheMaven has no reasonable reason to believe that (i) the full amount necessary to pay and satisfy in full (x) TheMaven’s obligation pursuant to this Agreement to pay the Pay-off Amount and (y) the Legal Fees Reimbursement (collectively, clauses (y)-(z), the “Closing Payments”) will not be available to TheMaven on the Closing Date and (ii) the full amount necessary to pay and satisfy in full the Execution Payments will not be available to TheMaven on or prior to the Execution Payments Deadline Date; and (b) with respect to each of the Closing Payments and each of the Execution Payments, TheMaven is not aware of the existence of any fact or event as of the date hereof that could reasonably be expected to cause the Closing and/or the payment of the Execution Payments on or prior to the Execution Payments Deadline Date, in each case, not to occur and/or the Closing Payments and the Execution Payments not to be available (x) in the case of the Closing Payments, as of the Closing Date or (y) in the case of the Execution Payments, on or prior to the Execution Payments Deadline Date.

4.6         Solvency. Assuming the satisfaction of the conditions set forth in Section 2.2 and Section 2.4, immediately after giving effect to the transactions contemplated by this Agreement to be consummated on or about the Closing Date, subject to the following proviso, TheMaven and the Surviving Corporation shall (i) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts when due (including all contingent liabilities) and (ii) have adequate capital to carry on their respective businesses.

5.	Indemnification, Etc.

5.1         Indemnification of MergerSub and TheMaven. Each Participating Stockholder to whom Closing Shares have been distributed (collectively, the “Company Indemnitors”) shall, severally and not jointly in accordance with their respective Pro Rata Shares, in the manner and subject to the limitations set forth pursuant to Section 5.5, indemnify and hold harmless MergerSub, TheMaven and each of their respective officers, directors, employees, Affiliates and Representatives (collectively, the “TheMaven Indemnified Persons”), from and against any and all losses, costs, claims, damages, expenses, obligations and liabilities of any nature whatsoever, including, without limitation, court costs and reasonable attorneys’ fees (collectively, “Losses”) (specifically including court costs and reasonable attorneys’ fees incurred in enforcing this Section 5.1 or in recovering damages or pursuing other remedies with respect to any breach of this Section 5.1), incurred by MergerSub or TheMaven as a result of or in connection with (i) any breach of any representation, warranty, covenant or other obligation of the Company contained in this Agreement (provided, however, that Losses shall not include any special, indirect, incidental, punitive, exemplary or consequential damages, any lost profits, loss of future revenue or income, loss of business reputation or opportunity and/or any loss or damage based on any type of multiple of revenue, profits or EBITDA), (ii) the amount, if any, by which (A) the sum of (x) the Sallyport Assumed Debt Amount plus (y) $500,000 minus (z) the positive net cash flow of the Business for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date exceeds (B) zero, and/or (iii) the Security Deposit Adjustment Amount.

5.2         Indemnification of Holders of Capital Stock of the Company. MergerSub and TheMaven shall, jointly and severally, indemnify and hold harmless holders of capital stock of the Company and the Company officers, directors, employees, Affiliates and Representatives from and against any and all Losses (provided, however, that Losses shall not include any special, indirect, incidental, punitive, exemplary or consequential damages, any lost profits, loss of future revenue or income, loss of business reputation or opportunity and/or any loss or damage based on any type of multiple of revenue, profits or EBITDA) (specifically including court costs and reasonable attorneys’ fees incurred in enforcing this Section 5.2 or in recovering damages or pursuing other remedies with respect to any breach of this Section 5.2), incurred by the Company or holders of capital stock of the Company as a result of or in connection with any breach of any representation, warranty, covenant or other obligation of MergerSub or TheMaven contained in this Agreement.

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5.3         Survival of Representations, Warranties and Covenants. The Parties acknowledge and agree that all representations and warranties contained in this Agreement (and the related indemnification obligations) shall survive the Closing hereunder and shall terminate on the twenty-four (24) month anniversary of the Closing Date. The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the Closing shall terminate as of the Closing and (ii) that require performance by the Company Indemnitors after the Closing shall survive until performed in accordance with their terms.

5.4         Indemnification Shares. (i) Upon the 12-month anniversary of the Closing Date (the “Initial Release Date”), fifty percent (50%) of the number of Indemnification Shares issued in connection with the Closing (comprised proportionally of Closing Shares issued to each Company Indemnitor in accordance with such the Company Indemnitor’s Pro Rata Share) shall be deemed to no longer constitute Indemnification Shares subject to repurchase and lock-up pursuant to this Section 5 and (ii) upon the 24-month anniversary of the Closing Date, all Indemnification Shares shall be deemed to no longer constitute Indemnification Shares subject to repurchase and lock-up pursuant to this Section 5. Notwithstanding the foregoing clause (i), in the event the sum of (A) the value of the Indemnification Shares (based on the Stipulated Stock Price) that remain deemed to constitute Indemnification Shares after giving effect to the foregoing clause (i) minus (B) the amount of Quantified Losses of TheMaven Indemnified Persons in respect of all other claims or demands that have been set forth in a duly delivered Notice of Claim but not yet been finally adjudicated or resolved under this Agreement (such amount, the “Remaining Indemnity Value”) is less than $750,000 (the amount of such shortfall, which in no event shall be greater than $750,000, being the “Remaining Indemnity Value Shortfall Amount”), then the foregoing clause (i) shall be deemed to apply solely to a number of Indemnification Shares equal to the sum of (x) fifty percent (50%) of the number of Indemnification Shares issued in connection with the Closing minus (y) the quotient of (I) the Remaining Indemnity Value Shortfall Amount divided by (II) the Stipulated Stock Price.

5.5         Limitations on Indemnification.

(a)          Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company Indemnitors have an obligation to indemnify any TheMaven Indemnified Person hereunder, such obligation shall solely be satisfied by the payment to TheMaven by the Company Indemnitors, in accordance with each Company Indemnitor’s Pro Rata Share, of such number of shares of Indemnification Shares issued to the Company Indemnitors as is equal in value to such indemnifiable Loss calculated based on a per Closing Share value equal to the Stipulated Stock Price.

(b)          Recourse against the Indemnification Shares shall be the sole and exclusive remedy of the TheMaven Indemnified Persons with respect to any Losses of TheMaven Indemnified Persons indemnifiable hereunder.

(c)          Except as set forth in Section 8.10, from and after the Closing, the rights to indemnification provided in this Section 5, subject to the limitations set forth herein, shall be the exclusive post-Closing monetary remedy available to any Party in connection with any Losses arising out of or resulting from breach of this Agreement or the transactions contemplated by this Agreement.

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5.6         Indemnification Procedures. Any Person seeking indemnification under this Agreement (the “Indemnified Party”) shall give prompt written notice (a “Notice of Claim”) to such other applicable Persons against whom such claim is asserted (the “Indemnifying Party”) such indemnification claim. Each Notice of Claim shall (i) specify in reasonable detail the basis for such claim or demand, setting forth the nature of the claim or demand in reasonable detail and (ii) specify in reasonable detail the amount of indemnifiable Losses or a good faith estimate of the potential indemnifiable Losses against which Indemnified Party seeks indemnification in connection with such Notice of Claim (the “Quantified Losses”). The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation hereunder except to the extent the Indemnifying Party determines that the defense of such claim or demand is prejudiced by the failure to give such notice. The Indemnifying Party shall have the right to defend at its own cost and through counsel of its own choosing, reasonably satisfactory to the Indemnified Party, any third-party claim or demand set forth in a Notice of Claim giving rise to such claim for indemnification, unless the Indemnified Party has determined in good faith that joint representation would result in an actual conflict of interest between the Indemnifying Party and the Indemnified Party. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Notice of Claim) notify the Indemnified Party in writing of its intention to do so. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense of such third-party claim or demand; provided, that all reasonable out-of-pocket expenses incurred by the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with its defense of any third-party claim hereunder. The Indemnified Party may hire separate counsel and participate in such defense at its own expense. No settlement of a third-party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third-party claim or demand. For the avoidance of doubt, all rights of Company Indemnitors under this Section 5.6 may be exercised by the Securityholder Representative on behalf of the Company Indemnitors in accordance with Section 7.

6.	Certain Covenants.

6.1         Operation of the Company Prior to Closing. Between the date of this Agreement and the Closing Date, except (i) to the extent that TheMaven shall otherwise consent in writing, (ii) as contemplated by this Agreement, (iii) as required under any Legal Requirement or the Company Contract in existence as of the date of this Agreement or (iv) as set forth on Schedule 4.1 of the Company Disclosure Schedule, the Company shall:

(a)          except for any agreement entered into with TheMaven, conduct its business only in the ordinary course, consistent with past practices;

(b)          not incur any extraordinary expenses; provided, however, that the Company may incur extraordinary expenses related to the transactions described herein;

(c)          maintain of all of the Material Company Contracts in the ordinary course, consistent with past practices;

(d)          not sell, dispose of or transfer any material asset(s);

(e)          maintain normal levels of working capital and liquidity, consistent with past practices;

(f)           make no changes in senior management without the prior written consent of TheMaven;

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(g)          not increase the compensation or employment benefits of any of its officers or employees, except for any such increases effected in the ordinary course, consistent with past practices;

(h)          confer with TheMaven prior to implementing operational decisions of a material nature; and

(i)           subject to Section 6.2, otherwise report to TheMaven, as TheMaven may reasonably request, concerning the status of the business, operations, and finances of the Company.

6.2         Access to Information. From the date of this Agreement through and until the Closing Date, the Company shall provide TheMaven and its authorized representatives full access, during normal business hours and upon at least 24 hours prior written notice, to the Company’s offices and other facilities and to review the Company’s books and records. Notwithstanding anything to the contrary in this Agreement, no such access or examination shall be permitted to the extent that the Company determines that such access or examination could jeopardize the attorney-client privilege or contravene any Legal Requirements or any Company Contract in existence as of the date of this Agreement (provided, that in the event such access or examination could reasonably be expected to violate any such Legal Requirement or the Company Contract or jeopardize any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoid any such harm or consequence).

6.3         Certain Payments.

(a)          No later than the third (3rd) Business Day following the execution and delivery of this Agreement by the Parties (such date, the “Execution Payments Deadline Date”), TheMaven shall pay to the respective recipients thereof as set forth on Schedule 6.3(a) hereto the respective payments set forth on Schedule 6.3(a) hereto (collectively, the “Execution Payments”).

(b)          Until the earlier of (x) the valid termination of this Agreement pursuant to Section 8.1 and (y) the Closing, TheMaven shall from time to time advance to the Company the Liabilities of the Company arising in the ordinary course of business, consistent with past practices, through to and including the Closing pursuant to one or more promissory notes in the form of Exhibit C hereto, which promissory notes the Parties acknowledge and agree shall be Company Promissory Notes. For the avoidance of doubt, it is the intention of the Parties that the payments contemplated by the foregoing sentence be made in such amounts and in such frequency as is from time to time necessary to prevent any such Liabilities from becoming overdue.

6.4         Tax Matters. The Parties to this Agreement agree to treat and report the Merger as a reorganization within the meaning of Section 368(a) of the Code and shall file all Tax Returns consistent with that treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state or local Legal Requirements). The Parties to this Agreement hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). TheMaven, the Company and the Surviving Corporation will each use its commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Neither TheMaven nor the Company shall take any action prior to the Closing, and TheMaven shall not to take any action or fail to take any action (and shall use its commercially reasonable efforts to prevent the Surviving Corporation from taking any action or failing to take any action) following the Closing, that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

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6.5         Employees and Employee Benefits.

(a)          Following the date hereof, the Company shall reasonably cooperate and work with TheMaven to help TheMaven identify employees and contractors of the Company (each a “Service Provider”) to whom TheMaven may elect to offer employment or a contractor relationship with the Company or the Surviving Corporation, as the case may be, (each such employee and contractor that TheMaven elects to offer employment or a contractor relationship with TheMaven or Surviving Corporation, an “Offered Service Provider”). With respect to any Offered Service Provider, the Company, at no cost or expense to it, shall reasonably assist TheMaven with its efforts to enter into an employment agreement or contractor arrangement with such Offered Service Provider, as applicable, as soon as practicable after the date of this Agreement and in any event prior to the Closing Date. Upon an Offered Service Provider becoming a Continuing Service Provider, the Company may not involuntarily terminate (except for cause) its employment and/or contractor relationship, as applicable, with such Continuing Service Provider prior to the Closing Date. Notwithstanding any of the foregoing, TheMaven shall not have any obligation to make an offer of employment or contractor services to any employee or contractor of the Company.

(b)          TheMaven shall be responsible for all severance pay and benefits payable to any Service Provider who is not an Offered Service Provider.

(c)          Except as otherwise mutually agreed to by the Company and TheMaven prior to or following the Closing Date, the Company shall be solely responsible, and TheMaven shall have no obligations whatsoever, for any compensation or other amounts payable to any Service Provider, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, severance pay or change-of-control transactions for any period relating to the service with the Company at any time prior to the Closing Date (including but not limited to any such compensation arising out of the consummation of this Agreement and the transactions contemplated hereunder) and the Company shall pay all such amounts to all entitled persons if, as and when due.

(d)          The Company shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of the Key Employees and the current or former employees, independent contractors or consultants employed or engaged by the Company or the spouses, dependents or beneficiaries of any of the foregoing, which claims relate to events occurring prior to the Closing Date. The Company shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, managers, independent contractors or consultants employed or engaged by the Company which relate to events occurring prior to the Closing Date. The Company shall pay, or cause to be paid, all such amounts to the appropriate persons if, as and when due.

(e)          Notwithstanding anything to the contrary herein, it is understood and agreed that the Company shall not be responsible for any compensation, benefits or other amounts payable to any Company Service Provider pursuant to any Contract entered into by TheMaven, MergerSub or any of their Affiliates that becomes effective at or following the Closing.

6.6         Confidentiality. Each of the Parties acknowledge that the information provided to it in connection with this Agreement and the transactions contemplated by this Agreement is subject to the Non-Disclosure Agreement, the terms of which are incorporated herein by reference, mutatis mutandis.

6.7         Spreadsheet. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to TheMaven a spreadsheet (the “Spreadsheet”) setting forth each payment to be made pursuant to Section 1.3(a).

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6.8         Release and Termination of Security Interests. On or before the Closing, the Company will take all actions necessary to cause the release of any and all outstanding Encumbrances (other than Permitted Encumbrances), and will make all filings (including UCC-3s), or use commercially reasonable efforts to cause the holders of any Encumbrances (other than Permitted Encumbrances) to make such filings, in all local, state and foreign jurisdictions necessary to publicly notice the termination and release of such Encumbrances. All such releases and filings will be in a form and substance reasonably acceptable to TheMaven.

6.9         Consents.

(a)          The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of, and deliver all notices to, any third parties to any Contract set forth in Schedule 3.15 of the Company Disclosure Schedule.

(b)          If TheMaven agrees to waive the need for a Third Party Consent for one or more the Company Contracts, TheMaven shall be deemed to have assumed the risk associated with, and obligations under, such the Company Contracts, and such agreements shall be assigned pursuant to this Agreement. In such event, TheMaven agrees that: (i) the Company and its respective Affiliates shall not have any Liability whatsoever to TheMaven arising out of or relating to the failure to obtain any such Third Party Consent or because of the termination of any such the Company Contract as a result thereof; and (ii) no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (A) the failure to obtain a Third Party Consent or (B) any Claim commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain a Third Party Consent or from such terminated the Company Contract.

6.10       The Company Financial Statements. Prior to the Closing, the Company shall deliver to TheMaven unaudited financial statements for the most-recently ended fiscal quarter of the Company that has ended at least thirty (30) days prior to the Closing Date (the “Stub Period Financial Statements”).

6.11       Financing. TheMaven shall (i) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate debt and/or equity financing for the purpose of funding the Transactions and to pay and satisfy in full the Total Consideration as and when due (collectively, the “Financing”) as promptly as practicable, including using reasonable best efforts to (A) negotiate and execute definitive agreements with respect to the Financing (the “Definitive Financing Agreements”) and (B) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to TheMaven in such Definitive Financing Agreements that are to be satisfied by TheMaven at or prior to Closing and to consummate the Financing at or prior to the Closing and (ii) comply with its obligations under the Definitive Financing Agreements on the terms and conditions set forth therein. Prior to the Closing, TheMaven shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Financing, which, for the avoidance of doubt, shall include (a) upon reasonable request, providing copies of any Definitive Financing Agreements and such other information and documentation regarding the Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities and (b) prior to the Closing, notifying the Company in writing of the occurrence of any of the following: (i) termination or expiration of any Definitive Financing Agreement; or (ii) any event or circumstance that TheMaven reasonably believes could be expected to result in TheMaven not being able to obtain all or any portion of the Financing on the terms and conditions contemplated by the Definitive Financing Agreements.

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6.12       Sallyport Facility. To the extent that TheMaven does not pay and satisfy in full the obligations of the Company under the Sallyport Facility at or prior to the Closing, for a period beginning on the Closing Date and ending on the first anniversary of the Closing Date, TheMaven shall pay down the Sallyport Assumed Debt Amount out of the positive net cash flow of the Business. Prior to the Closing, TheMaven and MergerSub shall obtain from Sallyport its consent (the “Sallyport Consent”) with respect to (x) the transactions contemplated by this Agreement, including that the obligations under Sallyport Facility would remain outstanding following the Merger and that the obligations thereunder would constitute obligations of one or more of TheMaven and its Subsidiaries following the Closing, or (y) the payment and satisfaction in full by TheMaven of the obligations of the Company under the Sallyport Facility at or prior to the Closing pursuant to a pay-off letter executed by Sallyport, in which case of this clause (y), the Sallyport Consent shall consist of such pay-off letter.

6.13       Continuing Employee Service Awards.

(a)          At the Closing, TheMaven shall issue 2,000,000 unvested shares of TheMaven Common Stock (the “Continuing Employee Service Awards”) in such amounts and to such employees and contractors of the Company who continue in employment (“Continuing Employees”) or are offered a contractor relationship (“Continuing Contractors”) with TheMaven (or any of its Subsidiaries, including the Surviving Corporation) after consummation of the Closing (Continuing Employees and Continuing Contractors, collectively the “Continuing Service Providers”) as set forth on a schedule to be provided by the Company to TheMaven prior to the Closing (“Continuing Employee Service Awards Allocation Schedule”). Each Continuing Employee Service Award shall vest in twenty-four (24) equal monthly installments commencing on the first anniversary of the Closing Date, so long as such Continuing Service Provider is continuously employed by TheMaven or any Affiliate thereof and (ii) be subject to a right of cancellation by TheMaven as set forth in Section 6.13(b); provided, however, that, in the event that a Key Personnel is terminated by TheMaven or any Affiliate thereof for a reason other than Cause or resigns for Good Reason, each upon or following the Closing Date, then the Continuing Employee Service Awards held by such Key Personnel shall become fully vested immediately prior to such termination or resignation and shall no longer be subject to repurchase by TheMaven pursuant to this Section 6.13.

(b)          Notwithstanding the foregoing, if the average monthly number of Total Unique Users attributable to publishers primarily recruited by the Company’s personnel across TheMaven’s owned content management systems for January, February and March 2019 (the “Equity Traffic Number”) is less than 70 million, TheMaven shall have the right to repurchase for no consideration with respect to each Continuing Service Provider, on a pro-rata basis, (A) the aggregate number of Continuing Employee Service Awards issued at Closing minus (B) an amount equal the product of (A) 2,000,000 multiplied by (B) the quotient of the Equity Traffic Number divided by 70 million.

6.14       Right of First Refusal; Call Option.

(a)          Right of First Refusal. For a period of two (2) years following the Closing Date, should any Participating Stockholder (or a Permitted Transferee, as defined below, thereof) (any such holder or any such Permitted Transferree thereof, a “Holder”) propose to sell to any person any of such Holder’s Closing Shares (other than as set forth in Section 6.14(a)(iv) of this Agreement), TheMaven shall have a right of first refusal to purchase such Closing Shares (such Closing Shares are referred to herein as the “Offered Shares”) on the terms and conditions set forth in this Section 6.14(a) (the “Right of First Refusal”).

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(i)          Notice of Proposed Transfer. Such Holder shall deliver to TheMaven a written notice (the “ROFR Notice”) stating: (A) such Holder’s bona fide intention to sell or otherwise transfer the Offered Shares; and (B) the number of Offered Shares proposed to be sold. Such Holder shall offer to TheMaven the Offered Shares at a per-share purchase price equal to the lesser of (x) volume weighted average closing price of one share of TheMaven Common Stock as reported on the OTCQB market for the fourteen (14) consecutive trading days ending on the date that is one (1) trading day immediately preceding the date of the ROFR Notice and (y) $2.50, in each case of clauses (x) and (y), as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events (such per-share purchase price, the “ROFR Purchase Price”).

(ii)         Exercise of Right of First Refusal. TheMaven shall have the right to submit to such Holder, within twenty-four (24) hours after receipt of the ROFR Notice, notice of its irrevocable commitment to exercise such Right of First Refusal with respect to the Offered Shares within ten (10) days after delivery of the ROFR Notice (each such notice, a “ROFR Exercise Notice”). TheMaven and such Holder shall then effect the purchase of the Offered Shares, including payment by TheMaven of the aggregate ROFR Purchase Price with respect to the Offered Shares, not more than ten (10) days after delivery of the ROFR Notice, and, at such time, the Holder shall deliver to TheMaven the certificates for any certificated Offered Shares to be purchased by TheMaven, each certificate to be properly endorsed for transfer, or a stock power properly endorsed for transfer in the case of any uncertificated Offered Shares to be purchased by TheMaven. If, with respect to a given ROFR Notice, TheMaven does not submit to such Holder, within twenty-four (24) hours after receipt of such ROFR Notice, a ROFR Exercise Notice, such Holder shall be permitted to sell any or all of the Offered Shares that are the subject of such ROFR Notice for a period of fourteen (14) days. Any such Offered Shares that are not sold within such fourteen (14) day period shall again become subject to the Right of First Refusal under this Section 6.14(a).

(iii)        Payment. Payment of the aggregate ROFR Purchase Price shall be made, at the option of such Holder, in cash by check or wire transfer.

(iv)        Permitted Transactions. The provisions of Section 6.14(a) of this Agreement shall not pertain or apply to (i) any pledge of such Holder’s Closing Shares made by such Holder pursuant to a bona fide loan transaction which creates a mere security interest; (ii) any bona fide gift; (iii) any sale or transfer to such Holder’s Immediate Family or a trust for the benefit of such Holder or such Holder’s Immediate Family (“Immediate Family” as used herein shall mean lineal descendant or antecedent, spouse (or spouse’s antecedents), father, mother, brother or sister (or their descendants), stepchild (or their antecedents or descendants), aunt or uncle (or their antecedents or descendants), brother-in-law or sister-in-law (or their antecedents or descendants) and shall include adoptive relationships, or any person sharing such Holder’s household (other than a tenant or an employee)); or (iv) any sale or transfer of such Holder’s Closing Shares between or among one or more of the Holders; provided, in each case of the foregoing clauses (i)-(iv), that (i) the transferring Holder shall inform TheMaven of such pledge, transfer or gift prior to effecting it, and (ii) the pledgee, transferee or donee (each a “Permitted Transferee”) shall furnish TheMaven with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the transferring Holder.

(b)          Call Option. For a period of two (2) years following the Closing Date, TheMaven shall have the option to purchase from the holders of Closing Shares, on a pro rata basis among all such holders, any or all of the Closing Shares held by such holders on the terms and conditions set forth in this Section 6.14(b) (the “Call Option”).

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(i)          Notice of Call Exercise. TheMaven shall have the right to deliver to such holders, no more than once during such two-year period, a written notice (the “Call Notice”) stating (A) the number and percentage of the Closing Shares held by such holders to be purchased by TheMaven (the “Called Shares”); and (B) TheMaven’s irrevocable commitment to exercise the Call Option within ten (10) days after delivery of the Call Notice. The per-share purchase price for the Called Shares shall equal $2.50, as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events (such per-share purchase price, the “Call Purchase Price”).

(ii)         Exercise of Call Option. Within ten (10) days after delivery of the Call Notice, TheMaven and each such holder shall effect the purchase of the Called Shares, including payment of the Call Purchase Price by TheMaven with respect to each Called Share, not more than ten (10) days after delivery of the Call Notice, and, at such time, each such holder shall deliver to TheMaven the certificates for any certificated Called Shares held by such holder to be purchased by TheMaven, each certificate to be properly endorsed for transfer, or a stock power properly endorsed for transfer in the case of any uncertificated Called Shares held by such holder to be purchased by TheMaven.

(iii)        Payment. Payment of the Call Purchase Price to each such holder shall be made, at the option of such holder, in cash by check or wire transfer.

(c)          No Assignment of Rights. Notwithstanding anything to the contrary herein, the rights of TheMaven set forth in this Section 6.14 may not be assigned, in whole or in part, by operation of law or otherwise. Any purported assignment in violation of this Section 6.14 shall be null and void.

6.15       Directors’ and Officers’ Indemnification and Insurance.

(a)          TheMaven agrees that all rights of the past and present directors and officers of the Company (collectively, the “Indemnitees”) to advancement of expenses, indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing as provided under the certificate of incorporation and bylaws, including all amendments thereto, of the Company as in effect on the date hereof, and any indemnification agreements of the Company shall survive the Closing and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from and after the Closing, such rights shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such amendment, repeal or modification is required by Legal Requirements or approved in writing by such Indemnitees. In addition, from and after the Closing, TheMaven shall, or shall cause MergerSub, as the case may be, to advance, pay or reimburse any expenses of any Indemnitee under this Section 6.15 as incurred to the fullest extent permitted under Legal Requirements; provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Legal Requirements.

(b)          Prior to the Closing, the Company may obtain a prepaid directors’ and officers’ liability insurance policy covering those individuals who are covered by the directors’ and officers’ liability insurance policy provided for directors and officers of the Company as of the date hereof (the “D&O Tail”) for a term ending on the six (6) year anniversary of the Closing Date; provided, however, that the total premiums paid and/or payable under the D&O Tail for the entire six (6) year period shall not exceed $25,000 in the aggregate. From and after the Closing, in the event the Company obtains the D&O Tail, TheMaven shall, or shall cause MergerSub to, as the case may be, maintain in effect the D&O Tail for such six (6) year period.

(c)          The provisions of this Section 6.15 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her attorneys, accountants, agents or other advisors as third party beneficiaries of this Section 6.15 and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

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(d)          Governance Plan and Operational Restrictions. At or prior to the Closing, TheMaven shall implement the Governance Plan and Operational Restrictions. Commencing upon the date of implementation of the Governance Plan and Operational Restrictions and ending on the one (1) year anniversary of the Closing Date, TheMaven shall, and shall cause its directors, officers, employees and agents to, comply with the terms of the Governance Plan and Operational Restrictions.

7.	Securityholder Representative.

7.1         By virtue of the execution and delivery of a Lock-Up/Release Agreement, and without any further action of any of the Company Indemnitors or the Company, each of the Company Indemnitors shall be deemed to have agreed to appoint the Securityholder Representative as their exclusive agent and attorney-in-fact, as their sole and exclusive representative for and on behalf of the Company Indemnitors and to receive and distribute payments, to give and receive notices and communications and otherwise in satisfaction of indemnification claims by any TheMaven Indemnified Party pursuant to Section 5 of this Agreement, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any indemnification claim hereunder or any dispute between any TheMaven Indemnified Party and any Company Indemnitors, in each case relating to this Agreement or the Merger, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Company Indemnitors, except as expressly provided in this Agreement and, for the avoidance of doubt, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Securityholder Representative may resign at any time. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative and the Closing and/or any termination of this Agreement. No bond shall be required of the Securityholder Representative. Other than in connection with any claim pursued by a TheMaven Indemnified Party directly against any Company Indemnitor, notices or communications to or from the Securityholder Representative shall constitute notice to or from the Company Indemnitors. The powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Indemnitor and shall be binding on any successor thereto; and (ii) shall survive the delivery of an assignment by any Company Indemnitor of the whole or any fraction of his, her or its interest in the Indemnification Shares.

7.2         The Securityholder Representative may (i) rely and act upon any statement, report or opinion prepared by or any advice received from the auditors, counsel or other professional advisors of the Securityholder Representative, (ii) rely upon any signature believed by him to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Indemnitor or other party. Absent fraud, gross negligence or willful misconduct, neither the Securityholder Representative nor his Representatives shall be responsible or held liable, in each case to any Company Indemnitor for any loss or damage resulting from so relying or from acting in accordance with this Agreement, as the Securityholder Representative.

7.3         A decision, act, consent or instruction of the Securityholder Representative, including an amendment of any provision of this Agreement pursuant to Section 8.12 of this Agreement, shall constitute a decision of the Company Indemnitors and shall be final, binding and conclusive upon the Company Indemnitors and shall be binding on their successors as if expressly confirmed and ratified in writing, and TheMaven may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Company Indemnitors. All defenses which may be available to any Company Indemnitor to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement are waived. TheMaven is hereby relieved from any liability to any person for any acts done by TheMaven in accordance with such decision, act, consent or instruction of the Securityholder Representative.

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7.4         Each Company Indemnitor agrees (i) to jointly and severally indemnify and hold harmless the Securityholder Representative from and against any and all losses, claims, damages, costs, judgements, fines, amounts paid in settlement, expenses (including, without limitation, legal fees and expenses on a full indemnity basis, costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) and liabilities (collectively, such losses, claims, damages, costs, expenses and liabilities being the “Indemnified Liabilities”) to which Securityholder Representative may become subject, insofar as such Indemnified Liabilities (or actions, suits, or proceedings, including any inquiry or investigation or claim, in respect thereof) arise out of, in any way relate to, or result from its acting as Securityholder Representative under this Agreement and (ii) to reimburse the Securityholder Representative upon demand for all legal or other expenses, if any, incurred in connection with its acting as Securityholder Representative, other than in the case of fraud, gross negligence or willful misconduct, on condition that the Securityholder Representative has acted in compliance with this Agreement. The Company Indemnitors acknowledge that the Securityholder Representative shall not be required to expend or risk his own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions.

8.	Miscellaneous.

8.1         Termination. This Agreement may be terminated and the proposed Merger and other transactions contemplated by this Agreement abandoned at any time prior to the Closing Date by written notice by the terminating Party to the other Parties:

(a)          by the mutual written consent of TheMaven and the Company;

(b)          (x) by any of the Parties if the Merger shall not have been consummated by December 12, 2018 (the “End Date”), provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to consummate the Merger on or before such date and such failure to act constitutes a breach of this Agreement; or (y) by the Company if TheMaven has not paid the Execution Payments on or prior to the Execution Payments Deadline Date;

(c)          by TheMaven or the Company if such terminating Party is not in material breach of any of its representations, warranties or covenants required to be performed by it under this Agreement and the other Party (which also shall include MergerSub in the case of TheMaven), as between them, shall have breached or failed to perform any of its respective representations, warranties or covenants required to be performed by it under this Agreement, such that (i) in the case of the other Party being TheMaven, the conditions set forth in Section 2.2 and Section 2.3 would not be satisfied or (ii) in the case of the other Party being the Company, the conditions set forth in Section 2.2 and Section 2.4 would not be satisfied, and, in each case of clauses (i) and (ii), such breach or failure to perform by such other Party has continued unremedied for ten (10) Business Days following notice from the non-breaching Party; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;

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(d)          by TheMaven or the Company if there has been a Material Adverse Effect in the condition of the other since the date of this Agreement; or

(e)          by the Company if on or after the End Date (i) all the conditions set forth in Section 2.2 and Section 2.4 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were the date that the notice of termination is delivered by the Company to TheMaven and MergerSub), (ii) the Company has irrevocably notified TheMaven and MergerSub in writing (the “Company Closing Notice”) that (x) all of the conditions set forth in Section 2.3 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were the date that the notice of termination is delivered by the Company to TheMaven and MergerSub) or that it is willing to waive any unsatisfied conditions in Section 2.3 for the purpose of consummating the Closing and (y) that it is ready, willing and able to consummate the Closing, (iii) MergerSub and TheMaven do not consummate, or cause the consummation of, the transactions contemplated by this Agreement and the Closing within five (5) Business Days following the date of its receipt of the Company Closing Notice, and (iv) the Company stood ready, willing and able to consummate the Closing during such five (5) Business Day period.

8.2         Effect of Termination.

(a)          In the event that this Agreement is validly terminated in accordance with Section 7.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided, however, that no such termination shall relieve any Party hereto from liability for any willful breach of any material representation, warranty, covenant or obligation set forth in this Agreement or relieve TheMaven from liability in connection with any Specified Termination (in each case, with respect to any such liabilities of TheMaven, subject to this Section 8.2).

(b)          If this Agreement is terminated (i) by any Party pursuant to Section 8.1(b) and all the conditions set forth in Section 2.2 and Section 2.4 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were the date that the notice of termination is delivered by a Party pursuant to Section 8.1(b)), or (ii) by the Company pursuant to Section 8.1(e) (any such termination, in each case of clauses (i) and (ii), a “Specified Termination”), then all debts and liabilities of the Company in favor of TheMaven (including the principal amount thereof and accrued and unpaid interest thereunder), including under each promissory note issued to TheMaven by the Company from time to time prior to the Closing (collectively, the “Company Promissory Notes”) shall, without any further action by TheMaven or the Company, be automatically forgiven, the Company shall be released from any obligations arising thereunder and, with respect to the Company Promissory Notes, the Company Promissory Notes shall be cancelled (collectively, the “Release”).

(c)          Notwithstanding anything to the contrary in this Agreement, the Company’s rights pursuant to this Section 8.2 shall be the sole and exclusive remedy of the Company or any of its Affiliates against TheMaven, MergerSub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to a Specified Termination, and upon the consummation of the Release in accordance with this Section 8.2, none of the TheMaven, MergerSub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

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(d)          If this Agreement and the transactions contemplated by this Agreement are terminated as provided herein, TheMaven shall, subject to the terms and conditions of any agreement entered into by TheMaven and the Company in connection with this Agreement following or prior to the date hereof with respect to such documents and other material, return to the Company all documents and other material received from the Company or its Representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement.

8.3         Fees and Expenses. Except as otherwise set forth in this Agreement, each Party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and accounting fees) that have been incurred or that are incurred by such Party in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and thereby. Notwithstanding the foregoing, TheMaven shall at Closing pay to the Company’s legal advisors, on behalf of the Company, the Legal Fees Reimbursement, if any.

8.4         Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing Party may be entitled.

8.5         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt; or (v) via e-mail (with acknowledgment of complete transmission).  All communications shall be sent to the respective Parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 8.5):

If to TheMaven or MergerSub:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, Washington 98101

Attention: Chief Executive Officer

Fax: (206) 260-3418

With a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue

New York, New York 10017

Attention: Andrew D. Hudders, Esq.

Fax: (212) 754-0330

If to the Company:

Say Media, Inc.

428 SW 4th Ave

Portland, Oregon 97204

Attention: Chief Executive Officer

E-mail: msanchez@saymedia.com

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with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Rd

Menlo Park, CA 94025

Attention: Mark W. Seneca, Esq.

Fax: (650) 614-7401

If to the Securityholder Representative:

137 Clifford Terrace #5

San Francisco, CA 94117

Attention: Matt Sanchez

E-mail: msanchezacct@gmail.com

8.6         Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.7         Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Each Party irrevocably and unconditionally (a) submits to the jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

8.8         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns, if any. No Party shall assign or delegate, by operation of law or otherwise, its rights or obligations under this Agreement to any Person with the prior written consent of the other Parties.

8.9         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.10       Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative and not alternative. The Parties agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party to this Agreement, such other Party shall be entitled, in addition to any other remedy that may be available to it, to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The Parties further agree that no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10, and the Parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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8.11       Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.12       Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties.

8.13       Severability. If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable Legal Requirements, the Parties agree to promptly renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

8.14       Construction.

(a)          For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)          Each of the Parties has been represented by legal counsel except to the extent that such Party has declined legal counsel. Accordingly, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

(d)          Except as otherwise indicated, all references in this Agreement to “Sections”, “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

8.15       Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns, except for (i) Section 6.13 shall be for the benefit of, and enforceable by, the Continuing Employees, (ii) Sections 5 and 6.12 shall be for the benefit of, and enforceable by, the Company Indemnitors, and (iii) Section 6.15 shall be for the benefit of, and enforceable by, the Indemnitees.

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8.16       Entire Agreement. This Agreement, together with the schedules and exhibits hereto and thereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

8.17       Attorney-Client Privilege; Waiver of Conflict. TheMaven and MergerSub (on their own behalf and, from and after the Closing, on behalf of the Surviving Corporation) hereby waive, and agree to cause their respective Affiliates to waive, any conflicts that may arise in connection with Orrick, Herrington & Sutcliffe LLP (“Orrick”) representing any of the stockholders and optionholders of the Company or any of their respective Affiliates (collectively, the “Selling Parties”) after the Closing as such representation may relate to TheMaven, Merger Sub, the Surviving Corporation, their respective Subsidiaries and Affiliates or the transactions contemplated by this Agreement. TheMaven and MergerSub (on their own behalf and, from and after the Closing, on behalf of the Surviving Corporation) hereby agree that, in the event that a dispute arises after the Closing between TheMaven, the Surviving Corporation or any of their respective Affiliates, on the one hand, and the Selling Parties, on the other hand, Orrick may represent any or all of the Selling Parties in such dispute despite that the interests of the Selling Parties may be directly adverse to TheMaven, the Surviving Corporation or any of their respective Affiliates, and despite that Orrick may have formerly represented the Company or any of the Selling Parties in a matter substantially related to such dispute. In addition, all communications involving attorney-client confidences by the Company or the Selling Parties in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to the Selling Parties (and not TheMaven, the Surviving Corporation or their Affiliates). Accordingly, TheMaven, the Surviving Corporation or their Affiliates shall not have access to any such communications, or to the files of Orrick relating to the engagement described in this Section 8.17 whether or not the Closing has occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Selling Parties shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the TheMaven, the Surviving Corporation and their Affiliates shall be a holder thereof, (ii) to the extent that the files of Orrick in respect of such engagement constitute property of the client, only the Selling Parties shall hold such property rights and (iii) Orrick shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of TheMaven, the Surviving Corporation and their Affiliates by reason of any attorney-client relationship between Orrick and any of TheMaven, the Surviving Corporation and their Affiliates or otherwise.

8.18       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

[Remainder of page intentionally left blank]

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In witness whereof, the Parties have caused this Agreement and Plan of Merger to be executed and delivered as of the first date written above.

TheMaven, INC.

By:	/s/ James Heckman
	Name:	James Heckman
	Title:	Chief Executive Officer

SM Acquisition Co., Inc.

By:	/s/ James Heckman
	Name:	James Heckman
	Title:	Chief Executive Officer

SAY MEDIA, INC.

By:	/s/ Matt Sanchez
	Name:	Matt Sanchez
	Title:	Chief Executive Officer

And with respect to Section 7 only:

MATT SANCHEZ, as the Securityholder Representative

By:	/s/ Matt Sanchez
Matt Sanchez

Agreement and Plan of Merger Signature Page

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. For purposes of this definition a Person is deemed to “control” an Entity if such Person, directly or indirectly, (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Business” shall mean the Company’s development, implementation, supply, marketing and offering of (i) a full-service publishing platform for content creation and audience development and (ii) rich-media advertising services for marketers.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which either the SEC or banking institutions in the State of Washington or the State of California are authorized or required by law or other governmental action to close.

“Cause” shall mean (i) dishonesty, fraud, misrepresentation, embezzlement, gross misconduct, willful insubordination, or gross negligence or deliberate material injury or attempted material injury, in each case related to TheMaven or any Subsidiary thereof, (ii) after notice and reasonable opportunity to cure, failure or refusal to properly attend to the then material duties or obligations, or to comply with the then material rules, policies, or procedures of TheMaven, (iii) any conviction of unlawful or criminal activity that is a felony or crime of moral turpitude related to TheMaven or of a serious nature or (iv) any material breach of any confidentiality, non-compete or other agreement entered into with TheMaven or any Subsidiary thereof.

“Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Company Contract” shall mean any Contract, including any amendment, supplement, restatement, renewal or replacement thereto: (i) to which the Company is a party; (ii) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (iii) under which the Company has or may acquire any right or interest.

“Company Disclosure Schedule” shall mean the schedule, dated as of the date of this Agreement, delivered to TheMaven on behalf of the Company on the date of this Agreement.

“Company Group” shall mean, collectively, the Company and Say Canada or each of them, as the case may be.

“Company Option” shall mean any option, whether vested or unvested, to purchase shares of capital stock of the Company.

“Company Preferred Stock” shall mean the Series Alpha Preferred Stock, par value $0.0001 per share, of the Company.

“Company Securities” shall mean and include all outstanding shares of Company Common Stock and Company Preferred Stock (other than any Dissenting Shares), in each case as of immediately prior to the Effective Time.

“Company Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire shares of capital stock of the Company.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) of any third party (including any Governmental Body).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction) other than (a) mechanic’s and material men’s liens and other similar liens, (b) arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation and mandated by Legal Requirement, (c) with respect to leasehold interests, mortgages and other statutory liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (d) any non-exclusive licenses of intellectual property entered into in the ordinary course of business, (e) zoning, land use and similar laws, regulations, ordinances or rules affecting real property and (f) liens for any Tax that is (i) not yet due and payable or (ii) for which adequate reserves have been established and maintained in accordance with GAAP.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis throughout the periods covered.

“Good Reason” shall, only if (i) a Key Personnel gives TheMaven written notice of one of the conditions described below within thirty (30) days after the condition has come into existence, (ii) TheMaven fails to remedy the condition within thirty (30) days after receiving such Key Personnel’s written notice, and (iii) after TheMaven’s failure to remedy the condition within the previously described 30-day period, such Key Personnel resigns within thirty (30) days after the expiration of such cure period, mean: (1) a material reduction in such Key Personnel’s authority, duties or responsibilities; (2) TheMaven (or a successor, if appropriate) requires such Key Personnel to relocate to a facility or location more than fifty (50) miles away from the location at which the Key Personnel was working immediately prior to the required relocation; or (3) a reduction of more than twenty percent (20%) in such Key Personnel’s then-current base salary. For the avoidance of doubt, in no event shall the requirement to make business trips to TheMaven’s corporate headquarters be the basis for a resignation for Good Reason so long as the required portion of such business trips do not last longer than an average of ten (10) days per month in the aggregate on a rolling twelve (12) calendar month basis.

“Governance Plan and Operational Restrictions” shall mean the governance plan and operational restrictions set forth on Exhibit E hereto.

“Governmental Authorization” shall mean any: (i) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government; or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal.

“Indemnification Shares” shall mean fifteen percent (15%) of the Closing Shares, rounded down to the nearest whole number.

“Independent Director” shall mean, in each case, a member of the TheMaven’s board of directors means a person other than an “officer” (as defined in Rule 16a-1(f)) or employee of TheMaven and/or its Affiliates or any other individual having a relationship which, in the opinion of TheMaven’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Each of the following persons shall not be considered to be an “Independent Director”: (A) a director who is, or at any time during the past three years was, employed by TheMaven and/or its Affiliates; (B) a director who accepted or who has a Family Member who accepted any compensation from TheMaven and/or its Affiliates in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a Family Member who is an employee (other than an “officer” (as defined in Rule 16a-1(f))) of TheMaven and/or its Affiliates; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation. For purposes of this definition, "Family Member" means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

“Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including Source Code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Registrations” shall mean all of the Intellectual Property and Intellectual Property Rights that are owned or controlled by the Company and that are used in, or held for use for, the conduct of its business that is subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction throughout the world, including trademarks, domain names and copyrights, patents and pending applications for any of the foregoing..

“Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Key Personnel” shall mean XXXXXXXXXXXXX.

“Knowledge” shall mean the actual knowledge of the Company’s officers and directors.

“Law” shall mean any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lock-Up/Release Agreement” shall mean a lock-up agreement in the form attached hereto as Exhibit D.

“Material Adverse Effect” shall mean, with respect to the Company or TheMaven (including for purposes of this definition, the MergerSub), as applicable, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that results in or would reasonably be expected to result in, a materially adverse effect on its business, assets (including intangible assets), liabilities, financial condition or results of operations taken as a whole; provided, however, none of the following will be taken into account in determining whether there has been a Material Adverse Effect: (a) any Effect to the extent attributable to conditions (or changes after the date hereof in such conditions) generally affecting the U.S. or global economy, financial or securities markets; (b) any Effect to the extent attributable to general economic, market or political conditions, or the outbreak or escalation of war or any act of terrorism; (c) any Effect to the extent attributable to changes in operating, business, regulatory or other conditions in the industry in which it operates; (d) any Effect attributable to the adoption, implementation, repeal, modification, reinterpretation or proposal of any Legal Requirement, regulation or policy by any Governmental Body, or any panel or advisory body empowered or appointed thereby, in each case, after the date hereof; (e) any Effect to the extent attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with vendors, clients, customers, partners or employees; (f) solely with respect to the Company, any Effect to the extent attributable to the taking of any specific action, or refraining from taking any specific action, in each case at the specific written request of TheMaven; and (g) any failure by it to meet projections, budgets or estimates of revenue or earnings for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts or circumstances are excluded from being taken into account by clauses (a) through (f) above)); provided, further, that any Effect referred to in clauses (a), (b), or (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such change or effect has a disproportionate effect on it as compared to other participants in the industries in which it conducts its business.

“Mutual Non-Disparagement Agreement” shall mean a mutual non-disparagement agreement by and between XXXXX, in form and substance reasonably acceptable to each of XXXXX providing that (i) for a period of two (2) years following the Closing Date, neither XXXXX, shall disparage the other; (ii) XXXXX shall not be permitted to enforce XXXXX rights under such mutual non-disparagement agreement without the prior written approval of a XXXXX and (iii) XXXXX shall be liable to XXXXX for the actions or omissions of XXXXX under such mutual non-disparagement agreement.

“Non-Disclosure Agreement” shall mean the Mutual Confidentiality Agreement dated as of January 18, 2018 by and between TheMaven and the Company.

“Order” shall mean any writ, decree, permanent injunction, order or similar action used in a Legal Proceeding.

“Participating Stockholders” shall mean the holders of Company Preferred Stock.

“Person” or “person” shall mean any natural person, Entity or Governmental Body.

“Preferred Stock Per Share Amount” shall mean a number of shares of TheMaven Common Stock equal to the quotient of (i) the Closing Shares divided by (ii) the number of shares of issued and outstanding Company Preferred Stock as of immediately prior to the Effective Time.

“Pro Rata Share” shall mean, with respect to a Participating Stockholder, its pro rata allocation of the Closing Shares.

“Requisite Stockholder Approval” shall mean the approval of this Agreement and the transactions contemplated by this Agreement by (i) the stockholders of the Company who hold at least a majority of the voting power of the outstanding shares of Company capital stock, voting together as a single class, (ii) a majority of the voting power of the Company Common Stock, voting together as a single class and (iii) a majority of the voting power of the Company Preferred Stock, voting as a single class.

“Representatives” shall mean officers, directors, employees, consultants, agents, attorneys, accountants, advisors and representatives.

“Rule 16a-1(f)” shall mean Rule 16a-1(f) of the rules and regulations promulgated under the U.S. Securities Exchange Act of 1934, as amended.

“Sallyport” shall mean Sallyport Commercial Finance, LLC.

“Sallyport Assumed Debt Amount” shall mean the actual amount of indebtedness under the Sallyport Facility as of immediately prior to the Closing (including the principal amount thereof and accrued and unpaid interest thereunder).

“Sallyport Facility” shall mean that certain Account Sale and Purchase Agreement by and between the Company and Sallyport, dated as of March 8, 2018.

“Say Canada” shall mean Say Media Canada, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Company.

“Say Platform” shall mean the Company’s content management system(s) and publishing platform(s) as in existence as of the date hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Deposit Adjustment Amount” shall mean an amount equal to the product of (A) the Security Deposit Amount multiplied by (B) the Security Deposit Adjustment Percentage; provided, however, in the event the Security Deposit Traffic Number is equal to at least 74 million, the Security Deposit Adjustment Amount shall be deemed to be zero.

“Security Deposit Adjustment Percentage” shall mean a percentage equal to the product of (i) the lesser of (A) the sum of (x) 74 million minus (y) the Security Deposit Traffic Number and (B) 4 million divided by (ii) 74 million.

“Security Deposit Amount” shall mean an amount equal to Five Hundred Forty-Eight Thousand Three Hundred Sixty-Four Dollars ($548,364).

“Security Deposit Traffic Number” shall mean the monthly average number of Total Unique Users for December 2018 and January 2019.

“Source Code” shall mean code in any programming language in a form intelligible to trained programmers, including all comments and procedural code as well as all related development documents.

“Specified Continuing Liabilities” shall mean (A) the indebtedness under the Sallyport Facility; (B) the Company’s obligation to refund the Security Deposit Amount to its subtenant pursuant to the Sublease Agreement, dated as of December 27, 2017, between the Company and Cloudpassage, Inc., at the end of such sub-tenancy on or about August 31, 2018; (C) the Company’s obligations with respect to all sales commissions that remain unpaid as of the Closing payable to any Continuing Service Provider with respect to the Company’s second and third fiscal quarters of its fiscal year ending December 31, 2018; (D) the Liabilities of the Company set forth on Schedule 1.7; (E) the Liabilities of the Company arising in the ordinary course of business from and after July 31, 2018 through to and including the Closing; and (F) such debts and liabilities of the Company that remain outstanding and unpaid as of the Closing Date, including under the Company Promissory Notes, other than those debts and liabilities due to Say What.

“Stipulated Stock Price” shall mean a price of TheMaven Common Stock of $2.50 per share.

Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly: (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case of the foregoing, to the extent the foregoing are in the nature of a tax, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“TheMaven Common Stock” shall mean the common stock, par value $0.01 per share, of TheMaven.

“Total Unique Users” shall mean, for a given measurement period, the aggregate number of unique users across the Say Platform or the combined content management systems controlled by TheMaven, as the case may be, during such period, as determined by Google Analytics, consistent with the technology and measuring practices used by the Company to calculate Total Unique Users during each calendar month during the twelve (12) most recently completed calendar months prior to the Closing; provided, however, that “Total Unique Users” shall not include any traffic purchased by the Company; provided, further, that the Company’s receipt of its contractual revenue share and fees from publishers shall not be deemed to be a purchase of traffic.

Exhibit B

FORM OF Letter of Transmittal

Exhibit C

FORM OF Company Promissory Note

Exhibit D

Form of Lock-Up / Release Agreement

Exhibit E

Governance Plan and Operational Restrictions